EXHIBIT 99.2


                           BLUE DOLPHIN ENERGY COMPANY


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                           August 3, 1999


HOUSTON, TEXAS - BLUE DOLPHIN ENERGY COMPANY (NASDAQ SYMBOL: BDCO)

Blue Dolphin Energy Company announced today that it has signed a definitive agreement, through its wholly owned subsidiary Blue Dolphin Exploration Company, to acquire a 75% ownership interest of American Resources Offshore, Inc. ("ARO") (NASD: GASS), through subscription of new shares. At the time of closing, ARO's assets will be limited to its Gulf of Mexico assets. The purchase price for the ARO shares will be approximately $4.7 million, subject to certain upward or downward adjustments based on ARO's liabilities at closing and its revenues and expenses from its Gulf of Mexico properties from January 1, 1999 through closing of the transaction. Concurrently with the transaction, ARO will sell an 80% interest in its Gulf of Mexico assets to Fidelity Oil Holdings, Inc. a subsidiary of MDU Resources Group, Inc. (NYSE: MDU). The proceeds received by ARO will be used to retire debts.

After closing the above mentioned transactions, ARO's assets will consist of an average 6 % non-operated working interest in eight producing properties and one proved undeveloped property along with leasehold interests in 34 additional offshore tracts all located in the Gulf of Mexico offshore Louisiana and Texas. The properties have proven reserves of approximately 7.2 billion cubic feet of natural gas equivalent. Significant probable and possible reserves and exploratory drilling opportunities also exist.

"The ARO transaction is a significant step forward to increasing our proven reserves, as well as providing the opportunity to exploit the probable, possible and exploratory reserve potential of these properties", stated Ivar Siem, Chairman of Blue Dolphin. "Working together with Fidelity Oil was important to us in reaching an agreement with ARO ".

Closing is expected to occur in the fourth quarter 1999 and is subject to a number of conditions, including the approval of ARO's stockholders and the simultaneous closing of the transaction between ARO and Fidelity Oil Holdings, Inc.

BLUE DOLPHIN ENERGY COMPANY is engaged in the gathering and transportation of natural gas and condensate, exploration and acquisition of oil and gas properties, and development of an offshore terminal and storage facility to handle crude oil and refined products. Questions should be directed to G. Brian Lloyd, Vice President, Treasurer, at the Company's offices in Houston, Texas,
(713) 227-7660. For further information see our home page at http://www.blue-dolphin.com.


                 801 Travis o Suite 2100 o Houston, Texas 77002
                       (713) 227-7660 o FAX (713) 227-7626